Exhibit 99.1

The First Bancshares, Inc. Reports 3rd Quarter Earnings

HATTIESBURG, Miss.--(BUSINESS WIRE)--October 29, 2008--The First Bancshares, Inc., (NASDAQGS: FBMS), holding company for The First, A National Banking Association, (www.thefirstbank.com) today reported earnings for the third quarter which ended September 30, 2008 and today announced its Board of Directors has voted to suspend regular quarterly cash dividends effective immediately on its common stock.

David E. Johnson, Chairman and CEO stated, “Our Board remains committed to the preservation of capital during these challenging industry conditions. The decision to suspend cash dividends was not taken lightly and will improve our capital position by saving approximately $225,000 of capital per quarter.” Johnson continued, “We believe it is the best course of action for our shareholders over the long term. We expect to resume paying cash dividends as soon as deemed appropriate.”

Earnings for the three months ended September 30, 2008 were $335,000, a decrease from earnings of $1,293,000 in the comparable quarter in 2007. Nine month earnings for the period ended September 30, 2008 were $1,464,000 compared to $3,116,000 for the comparable period in 2007, a decrease of 53%.

The following are key achievements in the last nine months ended September 30, 2008:

  Net interest margin increased to 3.99% from 3.88% at June 30, 2008
  Total borrowed funds decreased 22.2% to $47,255,000
  Total cash and due from banks including fed funds sold increased 177.7%
  Total deposits increased 1.5% to $391,880,000

Deposits

Total deposits increased to $391,880,000 in the period ended September 30, 2008, a 1.5% increase over the period ended December 31, 2007. Deposits grew 11.7% over the comparable nine month period in 2007.

Loans

Total loans decreased 9.2% to $332,014,000 for the nine month period ended September 30, 2008 compared to the period ended December 31, 2007. The decrease in total loans is due in part to the slow down of the economy and to certain credits moving out of the bank or paying off as planned. The provision for loan losses increased $405,000 for the three months ended September 30, 2008 as compared to the same period in 2007. This increase reflects the local and national economic trends and the potential effects on the loan portfolio.

Net Income and Earnings Per Share

Net income was $335,000 and $1,464,000 for the three and nine months ended September 30, 2008, decreases of 74.1% and 53% over comparable periods in 2007. Diluted earnings per share for the three month period ended September 30, 2008 amounted to $0.11 per share a 73.8% decrease from the comparable period in 2007 of $0.42. Diluted earnings per share amounted to $0.48 for the nine month period ended September 30, 2008, a 52.9% decrease from the comparable period in 2007 of $1.02.

Net interest income decreased 1.3% for the nine months ended September 30, 2008 compared to the same period in 2007. The Company has seen a decline in the net interest margin from 4.31% for the nine months ended September 30, 2007 to 3.99% for the comparable period ended September 30, 2008. Since year end, December 31, 2007, the Company has been reducing its cost of funds by paying off high rate debt at the Federal Home Loan Bank and by reducing the balance in certificates of deposits greater than $100,000 by $29,220,000 or 28%. The effort to reduce its cost of funds was offset by a greater reduction in the yield on earning assets during the nine months ended September 30, 2008. The effort to reduce the Company’s funding costs will continue as certificates of deposits are being repriced daily.

Non-interest income increased to $2,472,000, an increase of 6.2% for the nine months ended September 30, 2008 as compared to the same period in 2007. A 21.1% increase in income from deposit accounts attributed to the overall increase in non-interest income.

Non-interest expense increased 12.8% for the nine months ended September 30, 2008 as compared to the same period in 2007. Costs related to the opening of our temporary location in Gulfport, Ms attributed to the increase as well as overlapping expenses related to the moving of administrative and operations personnel to owned space from leased spaces.

David E. Johnson, CEO stated, “Decreased net interest income due to falling rates, increased provision for loan losses and increases in our non-interest expenses have contributed to our decreased net earnings. Our current capital classifies us as a “well-capitalized” bank. We have good liquidity and plenty of money to lend.” Johnson continued, “Despite a reduction in our loan portfolio volumes over the last nine months, we believe that the markets we are in will sustain our overall growth objectives for the long term. We think it is important to move cautiously through this slowdown and reassess our strategy in order to grow our bank in a prudent manner.”

The First Bancshares, Inc. headquartered in Hattiesburg, Mississippi is the holding company for The First, a National Banking Association. The First operates ten branches in southern Mississippi. The First Bancshares has $490,000 million in assets and has 2,990,201 shares outstanding traded on the NASDAQ Global Market with the symbol of FBMS. For more information, go to www.thefirstbank.com.

Forward Looking Statement

This news release contains statements regarding the projected performance of The First Bancshares, Inc. and its subsidiary. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information on The First Bancshares, Inc. is available in its filings with the Securities and Exchange Commission, available at the SEC’s website, http://www.sec.gov.

THE FIRST BANCSHARES, INC.
FINANCIAL HIGHLIGHTS
(Unaudited)

($ amounts in thousands except
earnings per share)

	For the three months ended Sept 30,		For the nine months ended Sept 30,

	2008	2007	2008	2007

Interest income	$7,672	$8,909	$24,522	$24,641
Interest expense	3,183	3,987	10,989	10,934
Net interest income	4,489	4,922	13,533	13,707
Provision for loan losses	721	316	1,721	966
Net interest income after provision for loan losses
	3,768	4,606	11,812	12,741
Non-interest income	795	966	2,472	2,327
Non-interest expense	4,085	3,783	12,224	10,839
Income before income taxes	478	1,789	2,060	4,229
Income taxes	143	496	596	1,113
Net income	$335	$1,293	$1,464	$3,116

Basic:
Earnings per share	$.11	$.43	$.49	$1.05
Diluted:
Earnings per share	$.11	$.42	$.48	$1.02

Dividends per share	$.075	$.075	$.225	$.45

	Sept 30,	December 31,	Sept 30,
	2008	2007	2007

Total assets	489,456	496,056	491,729
Cash and due from banks	17,866	11,118	9,313
Federal funds sold	13,632	223	2,459
Investment securities	96,104	87,052	88,398
Loans, net of unearned interest
	332,014	365,559	366,833
Deposits-interest bearing	335,986	330,819	329,180
Deposits-non interest bearing	55,894	55,349	63,663
Total deposits	391,880	386,168	392,843
Borrowed funds	47,255	60,773	51,360
Subordinated debentures	10,310	10,310	10,310
Stockholders' equity	35,983	36,281	34,758
Book value (per share)	$12.03	$12.14	$11.63
Total shares outstanding	2,990,201	2,988,551	2,987,884

CONTACT:
The First Bancshares
David Johnson, CEO, 601-450-8888
or
Dee Dee Lowery, CFO, 601-450-8888